For More Information Contact:
Charles Davidson
Drinks Americas, Inc
(203) 762-7000
info@drinksamericas.com

Drinks Americas Closes Private Placement for Cash
Infusion of up to $3 Million

WILTON, CT – June 25, 2009 (BusinessWire) - Drinks Americas Holdings, Ltd. (OTC BB: DKAM) (“Drinks Americas” or the “Company”) announced today that it closed a private placement of debt to one investor (the “Investor”), with full details of the transaction to be found on the Company’s disclosure on Form 8-K which was filed today with the Securities and Exchange Commission at www.SEC.gov.

The transaction resulted in the immediate funding of $375,000 in cash for the Company with deferred advances aggregating $2,625,000. The debt was structured as a $4 million non-interest bearing debenture with a 25% original issue discount, which, if it reaches maturity, equates to an effective annual interest rate of approximately 8% per annum. In addition, the Investor is to receive warrants to purchase 2.5 million shares of the Company’s common stock at an exercise price of $0.35 per share.

J. Patrick Kenny, the Company’s CEO, stated “We believe that this financing is  very favorable for the Company especially in this challenging economic environment. The transaction will provide the Company with an immediate and near term cash infusion which will enhance our cash flow and enable us to continue to grow and expand our brands. Prominent in this growth is our imminent beer launch with Kid Rock, our growing Leyrat Cognac business, the continued growth of Trump Vodka and our rapidly growing Olfiant Vodka business, all of which this financing will help facilitate.”

About Drinks Americas

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities. Drinks Americas' portfolio of premium alcoholic beverages includes award winning Trump Super Premium Vodka, Willie Nelson's Old Whiskey River Bourbon and Olifant Vodka. Drinks Americas has formed a joint venture with Universal Music’s Interscope, Geffen, and A&M Records to develop and market beverage products.  This summer, the Company plans to launch a major beer initiative in association with American recording icon Kid Rock.

For further information concerning Drinks Americas and the products that they represent, please visit their website at www.drinksamericas.com.

Contact
Dan Schustack, CEOcast, Inc.
212-732-4300
dschustack@ceocast.com

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.